El Paso Electric R El Paso Electric Company 2012 Texas Rate Case Settlement April 18, 2012 Exhibit 99.02

El Paso Electric R Safe Harbor Statement Certain matters discussed in this presentation other than statements of historical information are forward-looking statements. The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. These forward-looking statements involve known and unknown risks that may cause our actual results in future periods to differ materially from those expressed in any forward-looking statement. Factors that would cause or contribute to such differences include, but are not limited to, such things as: • the final approval and financial impact of a proposed settlement to our rate case filed on February 1, 2012, • rates, cost recovery mechanisms and other regulatory matters including the ability to recover fuel costs on a timely basis, • ability of our operating partners to manage costs at Palo Verde and Four Corners, • scheduled and unscheduled outages including outages at Palo Verde, • the size of our construction program and our ability to complete construction on budget and on a timely basis, • our ability to recover our costs and earn a reasonable rate of return on our invested capital through rates, • electric utility deregulation or re-regulation, • economic and capital market conditions, • changes in environmental laws and regulations, • political, legislative, judicial and regulatory developments, • changes in accounting requirements and other accounting matters, • other circumstances affecting anticipated operations, sales and costs. This list is not all-inclusive as it is not possible to predict all factors. Please refer to EE’s 2011 Form 10K and other 1934 Act Filings. April 18, 2012 2

El Paso Electric R Benefits of Settlement • The settlement demonstrates EE’s commitment to the growth and expansion of the El Paso region ‾ Allows the City and EE to move forward in a cooperative and collaborative effort to serve the local community ‾ Helps promote economic development through the implementation of an Economic Development Rate Rider that provides declining rate discounts for new and existing businesses ‾ Allows EE to continue making improvements in customer service, reliability, and operational efficiency while seeking a fair return on its investment April 18, 2012 3

El Paso Electric R Texas Rate Case Settlement • Settlement approved by the El Paso City Council on April 17, 2012 ‾ Resolves the City of El Paso’s show cause resolution of October 4, 2011, ‾ Implements new rates within the city limits of El Paso commencing with bills rendered on and after May 1, 2012, and ‾ Dissolves the temporary rate order issued by the El Paso City Council on November 15, 2011 • For Texas service areas outside the El Paso city limits, the settlement is subject to: ‾ Final signatures by the parties to the settlement, which are expected after the final intervention deadline in the case of April 18, 2012, ‾ Approval of temporary rates effective May 1, 2012 reflecting the settlement, and ‾ Final approval by the PUCT which is expected in May/June 2012 April 18, 2012 4

El Paso Electric R Terms of Settlement • Reduces non-fuel base rates for Texas customers by $15 million annually ‾ $1.5 million for residential customers through a credit factor until the next rate case ‾ $13.5 million in base rate reductions primarily to commercial and industrial customers • Lowers depreciation expense by $4.1 million annually for gas generating units and transmission and distribution plant • Continues 10.125% return on equity for AFUDC purposes • Amortizes rate case expenses over a two year period (will not be recovered in future regulatory proceedings) • Allows for recovery of $3.6 million annually for Palo Verde decommissioning funding April 18, 2012 5

El Paso Electric R Terms of Settlement (continued) • The Company’s request to reconcile fuel costs included as part of the rate case will be withdrawn ‾ The Company will be allowed to file its next fuel reconciliation request covering the period starting July 1, 2009 and ending no later than June 30, 2013 by December 31, 2013 or in a rate case filling, if earlier • On April 12, 2012 the Company filed with the PUCT a request to reduce its fixed fuel factor due to lower natural gas prices ‾ Will reduce annual fuel collections in the Texas jurisdiction by approximately 18% or $30 million annually April 18, 2012 6

El Paso Electric R Impact of Settlement • The effects of the rate settlement are expected to decrease both the low and high estimates of earnings guidance by approximately $0.16 per basic share ‾ Previous earnings guidance range of $2.15 to $2.55 per basic share ‾ Earnings guidance will be updated and the items affecting the range of estimates will be provided at the time earnings for the first quarter are released and will be discussed on the Company’s first quarter 2012 earnings conference call scheduled for May 2, 2012 April 18, 2012 7

El Paso Electric R Questions and Answers April 18, 2012 8 El Paso Electric Company 2012 Texas Rate Case Settlement